Exhibit 8.1

Significant Subsidiaries	Place of Incorporation

Lizhi Inc.	British Virgin Islands
Lizhi Holding Limited	Hong Kong, China
Tiya Inc.	Cayman Islands
TIYA INC.	British Virgin Islands
Tiya Holding Limited	Hong Kong, China
TIYA PTE. LTD.	Singapore
Tiya Inc.	USA
VOCAL BEATS Inc.	British Virgin Islands
NASHOR PTE. LTD.	Singapore
Vocalbeats CO., LTD.	Japan
SONICO SDN. BHD.	Malaysia
FUNAGE FZ-LLC	UAE
Guangzhou Yuechuang Information Technology Co., Ltd.	PRC
Guangzhou Tiya Information Technology Co., Ltd.	PRC
Guangzhou QingYin Information Technology Co., Ltd.	PRC
Beijing Hongyiyichuang Information Technology Co., Ltd.	PRC
Guangzhou Yuyin Information Technology Co., Ltd.	PRC

VIEs	Place of Incorporation
Guangzhou Huanliao Network Technology Co., Ltd.	PRC
Guangzhou Lizhi Network Technology Co., Ltd.	PRC
Wuhan Lizhi Network Technology Co., Ltd.	PRC
Wuhan Yuyinliaorao Network Technology Co., Ltd.	PRC
Hainan Kuangyin Network Technology Co., Ltd.	PRC
Beijing Guoyin Network Technology Co., Ltd.	PRC